                          EXCLUSIVE AGENCY AGREEMENT


     This AGREEMENT is made effective as of the 2nd day of May, 1997, ("Effective Date"), between the DIXIE BREWING COMPANY, INC., a corporation existing under the laws of the State of Louisiana with its principal place of business at 2401 Tulane Avenue, New Orleans, Louisiana, 70119 ("BREWERY"), and AMBREW USA, INC., a corporation existing under the laws of the State of Louisiana with its principal place of business at One Galleria Blvd. Suite 1714, Metairie Louisiana, 70001, ("Company"):

WHEREAS:

A.   Brewery manufactures and sells beer.

B.   Company is a selling and marketing agent of beverages.

C. Brewery and Company are willing to enter into this agreement on the following terms and conditions.

WHEREBY IT IS AGREED as follows:

     1.   DEFINITIONS

A. "Territory" shall mean the United States of America excluding the State of Louisiana until resolution of the Crown Beverage lawsuit, at which time an agreed upon addendum shall be negotiated, if possible, depending on the outcome of said lawsuit. Company shall have the right to export Products under the terms and conditions as set forth in Exhibit B.

B. "Product" or "Products" shall mean Dixie Beer, Dixie Jazz Amber Light Beer, Dixie Blackened Voodoo Lager, Dixie Crimson Voodoo Ale and Dixie White Moose. The Company shall have the right of first refusal to purchase any new Dixie Products hereafter developed by Brewery, so long as Company is in full compliance with all of the terms and provisions of this Agreement.

C. "Trademarks" shall mean the trademarks used on or in relation to the Products whether registered or unregistered, which term shall include trade names, patents, copyrights, designs and all other intellectual property rights which may be applicable to the Product and which are vested in Dixie Brewing Company, Inc. and as listed on Exhibit A attached hereto and such other trademarks and trade names as the Brewery shall allow company to use in connection with the distribution and marketing of the Products during the term of this Agreement, provided, however, that Company shall not have the right to produce or sell or the right to allow others to produce or sell promotional materials using the Trademarks without Brewery's prior written consent.

D.   "Term" means the duration of this Agreement as set out in Section 14:
     "TERM."

     2.   APPOINTMENT AND ACCEPTANCE AS EXCLUSIVE AGENT

A. Subject to the terms and conditions of this Agreement, Brewery hereby appoints Company as Brewery's exclusive Agent to arrange for the marketing, sale and resale of the Products including all current Dixie products ("Dixie", "Jazz", "Voodoo", and "White Moose") in the Territory on behalf of Brewery. Company accepts such appointment on the terms herein. Company acknowledges that it is aware of the fact the Brewery has previously contracted with other wholesalers, distributors and retailers in various states and territories. In the case of states within the Territory where Brewery has sold or is currently selling the Products through approved wholesalers, distributors, or retailers, Company agrees that such existing wholesalers, distributors, or retailers may continue to purchase the Brewery's Products until such time as their contracts expire or are terminated by Brewery.

     In the event any claim is made by any of Brewery's existing distributors, wholesalers or retailers concerning the exercise by Company of any of the rights granted by Brewery to Company under this Agreement, Company agrees to cease and desist immediately from exercising such rights as are the subject of such claim upon written notice from Brewery. In the event that Company fails to cease and desist from exercising such rights, Company agrees that it shall indemnify, defend and bold Brewery harmless against any and all such claims. Brewery and Company shall mutually agree on any appointments and/or terminations of wholesalers for Dixie Products.

B. Company will not arrange for the sale or shipment of the products to locations outside the Territory without the prior written consent of Brewery other than as agreed to in Exhibit B. During the Term of this Agreement and provided that Company is in full compliance with all of its obligations hereunder, Brewery will neither appoint another marketing agent to arrange for marketing, sale or resale of the products in or for the Territory nor sell the Products to any customer in the Territory without the prior written consent of Company.

     3.   CERTAIN OBLIGATIONS OF COMPANY

A. Company agrees to establish, promote and arrange for the resale and distribution of the products in accordance with all Federal, State and local requirements and to obtain and pay for all necessary permits and licenses in accordance with the laws of the United States of America and any other state, local and governmental authorities and in accordance with the terms and conditions of this Agreement. Company agrees to forward copies of

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

     all such permits and licenses to Brewery within fourteen (14) days of receipt.

B. Company further agrees to use its best efforts to market, advertise, merchandise and promote the sale of the Products with the aim of maintaining, developing and extending the market for the Products, increasing the placement of orders and the sale of Products within the Territory and will endeavor to meet the sales targets for orders of the Products for each calendar year as set forth in Exhibit C, as well as cooperate with Brewery to make reviews of the marketplace with respect to sales of the Products.

C.   The means of advertising and promoting the Products shall be in two stages,
     (i) The initial 1997 Marketing Plan attached as Exhibit C hereto in which Company agrees to acquire point of sale promotional materials for the products with a total laid in cost to Company of at least US$42,500 including neon signs with a laid in cost to Company of at least US$22,500 as well as US$60,000 as additional post-offs/deals from Company to distributors during the first year; and (ii) a further plan which shall be mutually agreed upon as part of an annual national marketing plan to be proposed to Brewery by Company in writing prior to November 1st of each year for the following calendar year. Said plan will include expenditures equal to or greater than those of the first year. Any and all means of advertising, promoting, and marketing of Products used by Company must gain prior written approval from Brewery on the form, content and substance of all major promotions and campaigns.

D. During the Initial Term, Company agrees to maintain Brewery's sales of Products in the Territory at the following minimum levels during the Term of this Agreement:

          (i) during the first twelve-month period following the effective date of this Agreement, at least one hundred ninety two thousand (192,000) cases of Product consisting of twenty-four (24) twelve (12) ounce glass containers of Products at the rate of sixteen thousand (16,000) cases per month;

          (ii) during the second twelve-month period following the effective date of this Agreement, at least two hundred ten thousand (210,000) cases of Product consisting of twenty-four (24) twelve (12) ounce glass containers of Products at the rate of seventeen thousand five hundred (17,500) cases per month; and

          (iii) during the third twelve-month period following the effective date of this Agreement, at least two hundred thirty thousand (230,000) cases of Product consisting of twenty-four (24) twelve (12) ounce glass containers of Products at the rate of nineteen thousand one hundred sixty seven (19,667) cases per month.

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In order to guarantee Company's performance of its marketing obligations,
Company agrees that it will itself purchase or pay for the foregoing minimum quantities in the event that the Brewery's Wholesale customers do not make sufficient purchases during a given period to meet these minimum quantity levels.

Sales of draft beer are not to be included in calculations for the determination of guaranteed minimum product quantities, but for the purposes of this Agreement, sales of White Moose beer in cases of twenty-four (24) seven (7) ounce glass containers shall be considered sales of beer in twenty-four (24) twelve (12) ounce glass containers of Products in determining guaranteed minimum product quantities.

E. Company shall monitor the performance of its wholesalers relating to the adequacy of their facilities for handling and storage of the products and shall provide to Brewery on a monthly basis a full accounting of all resales of the Products during the previous month, including the names and addresses of each purchaser from Company, customer profiles, and the quantities of such purchases by each customer, including depletion reports received from wholesalers.

F. Company shall establish, organize, and maintain sufficient inventory of Products, a competent well-trained and experienced force of sales, supervisory, and promotional personnel sufficient to supervise and promote the sale of Brewery's Products in the Territory.

G. Company shall promptly investigate and immediately relay to Brewery all complaints relating to products, and cooperate with Brewery in the prompt and appropriate disposition of such complaints.

H. Company shall at its own expense, maintain products liability, general liability, workmen's compensation, and such other types of insurance as reasonably necessary for Company's business operations and properties used in marketing and arranging the distribution of the products.

I. Company shall not represent itself as being Brewery's partner or joint venturer, nor shall Company incur any liability on behalf of Brewery, in any way pledge or propose to pledge Brewery's credit, or accept or make any contract binding upon Brewery.

J. Notwithstanding any other provisions hereof, Company shall be solely responsible for all expenses incurred by Company in performance of its duties hereunder.

K . Should Company decide to contract brew/manufacture and/or package beer/beverages in the United States during the term of this

     Agreement, Brewery shall be given the first opportunity for the manufacture and/or packaging of such beer/beverage.

     4.   CERTAIN OBLIGATIONS OF BREWERY

A. Brewery represents and warrants that the Products shall be merchantable, free from defects or adulteration, and shall comply with all applicable government regulations and standards.

B. With respect to all Brewery's trademarks, service marks, formulas, processes, recipes, customer lists, sales data, marketing plans, trade secrets, reports, patents, patent applications, copyrights, trademarks and licenses thereof or therein regarding the products, Brewery further represents and warrants that Brewery owns the same or has the right, subject to the foregoing, to license, sell, sub-license and otherwise use the same without restriction. Brewery hereby agrees to allow Company a limited non-assignable and nontransferable right to use the Brewery's trademarks and trade names solely in advertising and promoting the sale and marketing of the products. Brewery shall fully indemnify and hold harmless Company for all claims made against Company for its authorized use of the Brewery Trademarks.

C. Brewery recognizes that a principal purpose of this Agreement is to increase the sale of Brewery's Products through Brewery's distribution system in the United States. To that end, Brewery shall use its best efforts to accept and fill promptly orders for the products as they shall be submitted by Company or its authorized customers and will take all steps necessary to maintain and improve upon the quality of its response to increased demand for such products as a result of Company's efforts. In the event that Brewery is unable to fulfil its minimum production obligations, then the Guarantee shall be adjusted accordingly.

D. Brewery shall, at its own expense, maintain in full force and effect product liability insurance in an amount reasonably necessary for Brewery's operations and insuring against all liabilities arising out of the production, manufacture or consumption of products covered by this agreement.

E. Brewery shall: 1) sell the Products to Company at the prices set forth in Exhibit D, or as otherwise permitted by this agreement; 2) remit shipments to Company's designated freight forwarder responsible for consolidation of shipments; 3) forward all bills of lading and other papers in a timely manner; 4) ship Company and authorized customers the Products set forth on purchase orders submitted to Brewery; 5) comply with product labeling provisions of all applicable national, state and local laws, rules and regulations and label the Products accordingly; 6) supply products in new glass bottles; 7) unless otherwise agreed, supply Products containing pasteurized contents; 8) supply all draft

     Products in Sankey kegs, and; 9) notify Company promptly of any interruption in Brewery's source of supply or production which may affect its ability to perform under this agreement.

F. Brewery shall not represent itself as being Company's partner or joint venturer, nor shall Brewery incur any liability on behalf of Company, in any way pledge or propose to pledge Company's credit, or accept or make any contract binding upon Company.

     5.   INDEMNIFICATION

A. Brewery represents and warrants that all Products sold shall be merchantable and salable. Brewery shall indemnify and defend the Company, its officers, directors and employees, against all claims, demands, losses, liabilities, damages, costs and expenses resulting from:

     1) any inaccuracy in or breach of the foregoing representation and warranty;

     2) any breach or inaccuracy in any representation, warranty, covenant or agreement made by Brewery in this agreement;

     3) any products liability or other claim by third parties arising from defective products sold to Company by Brewery.

Indemnification under Subparagraph 5(A) will not extend to claims for which Company shall indemnify Brewery under Subparagraph 5(B).

B. Company shall indemnify Brewery, its affiliates, officers, directors and employees against all claims, demands, losses, liabilities, damages, costs, and expenses resulting from Company's acts or omissions in performing under this Agreement resulting from:

     1)  Company's marketing, distribution and advertising activities;

     2) any breach or inaccuracy in any representation, warranty, covenant or agreement made by Company in this Agreement.

Indemnification under Subparagraph 5(B) will not extend to claims for which Brewery shall indemnify Company under Subparagraph 5(A).

C . If either party intends to seek indemnification under this Paragraph 5, that party shall promptly notify the other party of any claim within five
     (5) days of its receipt. The indemnifying party shall conduct, at its expense, the settlement or defense of the claim, but:

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

     1) the indemnifying party shall permit the other party to participate in any settlement or defense through that party's counsel at that party's expense, and

     2) the other party may pay or settle any claim prior to settlement, but it will automatically waive all rights to indemnification for that claim.


     If the indemnifying party does not notify the other party within a reasonable period after its receipt of a claim that it intends to defend the claim (unless a shorter period is required by law), or gives such notice but fails to undertake the defense promptly and in good faith, the other party may take all actions, in its reasonable judgment, at the expense of the indemnifying party without waiving its rights to indemnity.

D. The indemnifying party shall promptly reimburse the other party for the full amount of any loss resulting from the claim and all related expenses incurred by the indemnified party within the limits of paragraph 5.

E. The indemnification and hold harmless provisions of this Agreement will survive termination or expiration of this Agreement for a period the longer of two (2) years or the expiration of any statute of limitations on the claim for which indemnity is sought.

     6.   TERMS OF SALE TO COMPANY

A. Company shall obtain orders from Brewery's existing distributors and others and Company shall, in turn, place orders with Brewery for the Products in accordance with the cost price list set forth on Exhibit C attached hereto, as said list may be amended pursuant to the terms of this Agreement from time to time. Company shall give Brewery at least four (4) weeks notice of each order for Products. Orders shall be made on the form of purchase order attached as Exhibit E hereto and be accompanied by a copy of the distributor's purchase order.

B. Brewery shall from time to time issue a Product Cost Price List for the Products, F.O.B. Brewery's plant. Brewery shall sell and Company shall purchase Products at the F.O.B. Brewery prices listed therein. Prices shall include the entire cost of packing. Prices for the Products in effect as of the date of this Agreement are set forth in Exhibit C attached hereto. Brewery may, from time to time and upon sixty (60) days' written notice to Company, increase prices to Company for the Products. Said increases not to occur more often than every six months. Should Brewery adjust prices to Company during the term of this agreement, Company and Brewery shall negotiate in good faith to adjust the Guarantees if deemed necessary by Company. Company shall pay for pallet deposit at prices set forth on Exhibit D.

     7.   SHIPMENTS

A. Delivery, shipment and other terms with respect to the products shall be in accordance with the terms and conditions of the purchase orders issued by Company. Brewery agrees that it will fulfill Company's purchase orders for Products in a timely manner as set forth in this Agreement.

B. Delivery to Company shall be deemed to occur upon delivery of the products into a freight container at Brewery's loading dock. Company or its authorized customers shall be responsible for the availability of a carrier FOB Dixie warehouse on the date of shipment, shall arrange all transportation FOB Dixie warehouse and shall assume all risk of loss or damage to the Products purchased by it from Brewery upon delivery to the carrier.

C. Kegs. All kegs and other bulk containers ("Kegs") in which Products are shipped shall be and remain the property of the Brewery. Company shall arrange and pay for all empty Kegs to be promptly returned to Brewery in substantially the same condition as when Company received such Kegs. Brewery shall establish and maintain records of receipt of empty Kegs from Company, and shall provide regular statements reflecting such records to Company. Company shall reimburse Brewery the sum of $15.00 for each Keg which is not returned to Brewery within 180 days of shipment.

     8.   PAYMENT TERMS

     All payments for Products made by Company to Brewery shall be by electronic funds transfer in United States dollars, payable at fourteen (14) days from date of Bill of Lading. Brewery shall provide Company with an invoice, a Bill of
Lading,  and any additional documents reasonably requested by Company.   It is
understood that the Bill of Lading date will be the date the Company's designated freight forwarder picks up the Products FOB Dixie warehouse at 2537 Tulane Avenue, New Orleans, LA. If Company places any orders prior to a price increase taking effect, for shipment after the price increase takes effect, the Bill of Lading date, for purposes of starting the fourteen (14) day payment period, will be no longer than fourteen days from the date the order is placed, regardless of the actual date the Products are shipped if Company wishes to receive the pre-increase prices. As security for Company's obligations to Brewery to pay for Products Company orders under this Agreement, Company hereby agrees to cause an irrevocable three-year letter of credit (LC) to be issued in the amount of US$150,000 for the first fifteen (15) months following the Effective Date and in the amount of US $200,000 for months sixteen (16) through thirty-six (36) following the Effective Date, such LC to be issued by Hibernia National Bank, or other mutually

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agreed financial institution, as issuer, and with Brewery as sole beneficiary.
Said LC shall provide that Brewery shall be entitled to draw on the LC at any time during the term of this Agreement if any one or more of the following conditions occurs:

     (a) If Company or third parties have not purchased from Brewery or paid Brewery for at least one hundred ninety-two thousand (192,000) cases of Products consisting of twenty-four (24) twelve (12) ounce glass containers of Products for resale in the Territory by the end of one year from the Effective Date;

     (b) If Company or third parties have not purchased from Brewery or paid Brewery for at least two hundred ten thousand (210,000) cases of Products consisting of twenty-four (24) twelve (12) ounce glass containers of Products for resale in the territory during the second twelve-month period following the Effective Date;

     (c) If Company or third parties have not purchased from Brewery or paid Brewery for at least two hundred thirty thousand (230,000) cases of Products consisting of twenty-four (24) twelve (12) ounce glass containers of Products for resale in the territory during the third twelve-month period following the Effective Date;

     (d) If Company or third parties have not purchased from Brewery or paid Brewery for at least sixteen thousand (16,000) cases of Products consisting of twenty-four (24) twelve (12) ounce glass containers of Products for resale in the Territory during any one calendar month ("Monthly Minimum") during the first twelve-month period following the Effective Date;

     (e) If Company or third parties have not purchased from Brewery or paid Brewery for at least seventeen thousand five hundred (17,500) cases of Products consisting of twenty-four (24) twelve (12) ounce glass containers of Products for resale in the Territory during any one calendar month ("Monthly Minimum") during the second twelve-month period following the Effective Date;

     (f) If Company or third parties have not purchased from Brewery or paid Brewery for at least nineteen thousand one hundred sixty seven (19,167) cases of Products consisting of twenty-four (24) twelve (12) ounce glass containers of Products for resale in the Territory during any one calendar month ("Monthly Minimum") during the third twelve-month period following the Effective Date; or

     (g) If Company fails to make timely payment for any Products ordered from Brewery during the term of this Agreement.

     Brewery shall be entitled to draw on the LC such amounts as are necessary, according to Brewery's calculations, to remedy any shortfall in purchases or payments. The LC shall provide that Brewery, in order to remedy any shortfall in payments, may draw up to the full amount of the LC at any time, upon two days written notice to Company, and from time to time, regardless of the amount(s) previously drawn on the LC by Brewery. Brewery shall be entitled to draw on the LC by issuing a sight draft to the issuing bank, upon above mentioned two days written notice to Company, to remedy the shortfall by purchasing any required minimum amount of Products or paying for products ordered but not yet paid for. The proceeds of draws on the LC shall be applied by Brewery as payment for Products and credited to Company's account with Brewery. If Company disputes the amount of a draw on the LC, Brewery shall provide to Company its calculations of the amount of the draw within seven days of request. Brewery shall refund to Company any amount which the parties agree should not have been drawn on the LC.

     Company's failure to establish or to maintain the LC in full force and effect as required by this Agreement shall be deemed a material breach of this Agreement by Company.

     Company shall pay Brewery the average price per case invoiced to Company during the year times the difference between the number of cases purchased and paid for and the Minimum Monthly Purchase Guarantee for the month. If the Company fails to pay Brewery this amount within five (5) business days, after written notice from Brewery, Brewery shall be entitled to draw on the entire amount then due.

     Company shall be responsible for invoicing customers and shall provide to Brewery by the end of the next business day, copies of all invoices it issues for sales of the Products, as well as copies of any invoice, credit memorandum, bill of lading or other documents reflecting the amount and terms of any transaction involving Products that Company sells or delivers for promotional purposes, whether by way of discounts, "deals", donations, depletions or other terms pertaining to marketing or promotion of the Products.

     9.   MONTHLY MINIMUM AND PREPAYMENT

     In order to assure that Brewery receives a minimum guaranteed level of revenues, for twelve (12) months from the Effective Date, Company agrees to purchase from Brewery and pay Brewery for each month a minimum of sixteen thousand (16,000) cases of Products; for months thirteen (13) through twenty-four (24) from the Effective Date, Company agrees to purchase from Brewery and pay Brewery for each month a minimum of seventeen thousand five hundred (17,500) cases of Products, and; for months twenty-five (25) through thirty-six (36) from the Effective Date, Company agrees to purchase from Brewery and pay Brewery for each month a minimum of nineteen thousand one hundred sixty seven (19,167) cases of Products. In any of the first twelve months that Company purchases less than sixteen thousand (16,000) cases of Products, Company agrees to pay

Brewery within three (3) business days of the end of the month, the difference between sixteen thousand (16,000) cases of Products and the actual number of cases purchased by Company during the month times the month's average invoiced price per case. In any of the thirteenth through twenty fourth months that Company purchases less than seventeen thousand five hundred (17,500) cases of Products Company agrees to pay Brewery within five (5) business days of the end of the month the difference between seventeen thousand five hundred (17,500) cases of products and the actual number of cases purchased by Company during the
month times the month's average invoiced price per case.   In any of the twenty-
fifth through thirty-sixth months that Company purchases less than nineteen thousand one hundred sixty seven (19,167) cases of Products, Company agrees to pay Brewery within five (5) business days of the end of the month, the difference between nineteen thousand one hundred sixty seven (19,167) cases of Products and the actual number of cases purchased by Company during the month times the month's average invoiced price per case. Any such payments made as provided above shall be deemed "Monthly Shortfall Payment". Any and all Monthly Shortfall Payments may be credited by Company against any future invoices from Brewery for Products purchased by Company that exceed the Minimum Monthly Guarantee of cases in any month.

In each month of the first fifteen (15) months from the Effective Date, Company agrees to pay to Brewery US$50,000 at the beginning of each month ("Monthly Pre-Payment"). Brewery will credit the Monthly Pre-payment against its invoices for Products purchased by Company during that month and against any Monthly Shortfall Payments. Payment by Company for Products purchased in a single month in excess of US$50,000 will be made as provided in Paragraph 8 above.

As used in this Paragraph 9, the term "month" shall mean a calendar month and the term "case(s)" shall mean cases of Products consisting of twenty-four (24) twelve (12) ounce glass containers of Products for resale in the Territory.

If Brewery is required to institute legal proceedings to collect any Monthly Shortfall Payment or any Monthly Pre-payment, Company shall be responsible for Brewery's reasonable attorney's fees but no less than twenty percent (20%) of the amount sought to be collected.

     10.  INTEREST FREE LOAN

     On the Effective Date, Company will make and fund an interest free loan to Brewery of US$100,000. The loan will be repaid to Company by Brewery by the Company reducing each invoice payment to Brewery by US$.37.5 per case invoiced until the loan is repaid in full. After eight months, Company will consider other terms if necessary at the request of Brewery. If Company defaults in the performance of any of Company's obligations under this agreement, then Brewery shall be relieved of any obligations to repay the loan. If this Agreement is terminated by Brewery for any reason, the unpaid balance of the loan becomes immediately due and payable and if Brewery then fails to repay the loan balance within thirty (30) days, the unpaid balance shall bear interest at the rate of 1.5% per month until paid. Additionally, if Company is required to refer the loan to attorneys for collection, Brewery shall be responsible for all attorney's fees but no less than twenty percent (20%) of the amount sought to be collected.

     11.  NEW GLASS BOTTLES GUARANTEE

     If required by the vendor(s) of new glass bottles for the Products, Company agrees to provide a guarantee of payment of vendor's invoices to Supplier for new glass bottles in the form of a letter of credit (LC), or other agreed instrument, not to exceed US$50,000 at any time. If the vendor(s) draw on the guarantee to fund invoices to Brewery, then Brewery agrees that the Company shall receive credit against any unpaid invoices from Brewery then existing and thereafter until all amounts drawn down by vendors are repaid to Company.

     12.  KEG EQUIPMENT

     Company agrees to sell to Brewery, and have installed at Brewery's facility at 2401 Tulane Avenue, New Orleans, LA, equipment for the pasteurization and filling of products into kegs ("Keg Equipment") as reflected on Exhibit F. Brewery shall pay Company for the Keg Equipment in installments of US$6.00 per keg of Products invoiced by Brewery to Company, starting one year after the Effective Date, to be credited against Brewery's invoices. Keg Equipment shall remain the property of Company until repaid in full by Brewery.

     13.   TRADEMARKS

E. Company will not use Brewery's trademarks, trade names, service marks or trade dress except as approved by Brewery. For the purpose of advertising and selling Products, Company recognizes the validity of Brewery's trademarks, service marks and trade names, and acknowledges that Brewery has the sole and exclusive right to said trademarks, service marks, and trade names, and further, that such trademarks, service marks, and trade names are the sole and exclusive property of Brewery. Company gains no proprietary rights in such trademarks, service marks, or trade names under this Agreement. Company shall not infringe upon, dilute or harm the rights of Brewery and its trademarks, service marks, and trade names. Company shall not use any marks or names other than the authorized Brewery trademarks and trade names with reference to the Products. Company shall, in connection with the use of such trademarks or trade names use "R" or "TM," or such other approved designation to protect such marks and/or names.

B. Company shall promptly notify Brewery of any use by a third party of the Trademarks or any use by a third party of similar marks which may constitute and infringement or passing off of Brewery's marks. In its sole discretion, Brewery may institute any proceedings against such third parties and Company will cooperate with Brewery in any infringement action against third parties. All expenses of any infringement action shall be borne by Brewery and all damages or recoveries in such actions shall accrue to Brewery.

C. Upon termination of this Agreement for any reason Company shall immediately cease the use of any of Brewery's trademarks, service marks, and trade names, and shall return to Brewery all documents or materials in its possession bearing Brewery's trademarks, service marks, and/or trade names. Brewery shall be authorized to cancel any registration of Company as a user of such trademarks, service marks or trade names. The obligations of this Section shall survive the termination of this Agreement.

     14.  TERM

     Except in the case of earlier termination in accordance with the provisions of this Agreement, the initial term of this Agreement shall be for a period of three (3) years from the Effective Date ("Initial Term"). By the mutual agreement of Brewery and Company, this Agreement may be renewed for three (3) additional five-year periods ("Each Renewal period"). As a condition of renewal, Company shall be required to demonstrate that it has complied with all of its obligations under this Agreement prior to the date of a renewal and, in particular, that Company has satisfied its minimum purchase obligations during the initial Term. Company shall advise Brewery and Brewery shall advise Company in writing at least six (6) months prior to the end of the initial Term of Company's desire to renew this Agreement. In the event of renewal, Brewery and Company shall agree upon sales goals for the five (5) year renewal period and any successive five (5) year period thereafter.

     15.  TERMINATION

Notwithstanding any of the other terms of this Agreement, either party may terminate this Agreement immediately by giving notice to the other party if:

A. If either (i) a material breach of a party's payment obligations under this Agreement shall occur (without benefit of cure) or (ii) a material breach of a party's non-monetary payment obligations under this Agreement shall occur and continues unremedied for a period of thirty (30) days following such party's receipt of a written notice of the nature of the breach, then the aggrieved party may terminate this Agreement;

B. The other party applies for or consents to the appointment of a receiver, trustee or liquidator for such party or for all or a substantial part of such party's property;

C. The other party makes a general assignment for the benefit of creditors or becomes insolvent;

D. The other party discontinues its business or the Company ceases to sell or distribute the Product;

E. Either party is unable to perform its material obligations under this agreement due to any newly enacted law, rule, or regulation of any governmental or administrative agency.

F. Company fails to purchase or pay for from Brewery the following minimum amounts of Products for resale in the Territory during the Initial Term of this Agreement:

          (i) during the first twelve-month period following the effective date of this Agreement, at least one hundred ninety two thousand (192,000) cases of Product consisting of twenty-four (24) twelve (12) ounce glass containers of Products at the rate of sixteen thousand (16,000) cases per month;

          (ii) during the second twelve-month period following the effective date of this Agreement, at least two hundred ten thousand (210,000) cases of Product consisting of twenty-four (24) twelve (12) ounce glass containers of Products at the rate of seventeen thousand five hundred (17,500) per month; or

          (iii) during the third twelve-month period following the effective date of this Agreement, at least two hundred thirty thousand (230,000) cases of Product consisting of twenty-four (24) twelve (12) ounce glass containers of Products at the rate of nineteen thousand one hundred sixty seven (19,167) cases per month.

Sales of draft beer are not to be included in calculations for the determination of guaranteed minimum product quantities, but for the purposes of this Agreement sales of White Moose beer in cases of twenty-four (24) seven (7) ounce glass containers shall be considered sales of beer in twenty-four (24) twelve (12) ounce glass containers of Products in determining guaranteed minimum product quantities.

G. Company sells and/or distributes products to any person other than authorized distributors; or Brewery sells Products to anyone other than Company in accordance with this Agreement.

H. The other party fails to obtain timely, any license necessary for such party to manufacture, sell, or distribute, as the case may be, Products under this Agreement, or if such license expires, or is revoked or has been suspended for more than thirty (30) days and the party has not cured its failure within a period of ninety (90) days following written notice to that party from the licensing authority of such revocation, suspension or termination.

I. Any party assigns or subcontracts an interest in all or any part of this Agreement except as expressly permitted in this agreement without the prior written consent of the other party.

J.   Upon the effective date of termination or expiration of this Agreement:

     1) all rights, licenses and privileges granted in the Agreement will cease, and Company shall immediately discontinue its sale of the Products;

     2) each party shall return to the other party, all written documents and materials constituting and containing any confidential information belonging to the other party, and shall not make or retain any copies of such documents and materials;

     3) Company shall, at its expense, immediately discontinue all use or display of trademarks or trade names relating to products;

     4) Company shall deliver to Brewery the name and addresses of Company's customers for Products, and shall turn over to Brewery all sales negotiations with customers then in progress and all unfilled orders from Company to Brewery shall be deemed terminated without further liability on the part of either party; and

     5) Brewery shall repurchase from Company any or all Products in Company's inventory at the laid-in cost to Company (excluding, specifically, any handling charges) for such Products less any and all amounts then owing, for whatever reason, from Company to Brewery.

     6) Brewery agrees that on termination or expiration of this Agreement, that it shall buy back from Company, at Company's laid in cost less any applicable credits, any equipment or unused promotional materials purchased by Company on behalf of Brewery including but not limited to draft machines, fillers, pasteurizers, sterilizers, and Point of Sale materials.

     7) Brewery and Company shall, following the receipt of a notice of termination or expiration, or during the six (6) month period preceding the expiration of the term of this agreement then in effect, maintain its general pricing and sales policies and shall cooperate with each other in good faith to take whatever action is reasonably necessary to wind up this agreement in an orderly fashion.

     Acceptance of orders by Brewery after notice of termination is given shall constitute separate transactions, and shall not operate as a renewal or revival of this Agreement or as a waiver of such termination. The obligations of this Section shall survive the termination of this Agreement.

     16.  MISCELLANEOUS

A. CONFIDENTIALITY: Neither party, nor its employees, agents or affiliates, shall disclose or make accessible to anyone, or make use of it for its own benefit (other than as is consistent with the terms of this agreement), either during or after the term of this Agreement, divulge any confidential information of the other party. Upon termination of this Agreement, each party and its agents or affiliates shall return to the other party all confidential information.

F. FORCE MAJEURE: The parties shall not be responsible or liable for failure to perform any part of this Agreement or for any delay in the performance of any part of this Agreement, directly or indirectly resulting from or contributed to by any cause beyond its reasonable control, including, but not limited to, force majeure, unavailability of raw materials or packaging materials, strikes, or the laws, regulations, acts or failure to act of any governmental authority. Nothing contained in this Section shall constitute a release of any representation or warranty made by a party under this Agreement. In the event of the occurrence of an event of force majeure, the party claiming the benefit of this subsection shall give prompt notice to the other and also shall use all reasonable efforts to alleviate or minimize the detrimental consequences of the event. An event of force majeure shall not excuse the obligation to make payments for goods which are delivered or tendered for delivery hereunder.

G. INDEPENDENT CONTRACTORS/NOT PARTNERS: The relationship of Company and Brewery shall be that of independent contractors and nothing contained in this Agreement shall be construed to imply a partnership, joint venture or principal and agent relationship between Company and Brewery.

H.   GOVERNING LAW / ARBITRATION AND CONSENT TO JURISDICTION:

     Any controversy or claim arising out of or relation to this Agreement or the breach thereof shall be settled by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such binding arbitration shall occur within New Orleans, Louisiana, unless the parties mutually agree to have such proceedings in some other locale.

I. NOTICES: All notices, directions, or other instruments required or permitted to be given or made under this Agreement shall be in writing and may be effected by a) personal delivery, and deemed to have been given or made at the time of delivery; b) registered or certified mail or courier and shall be deemed communicated three (3) days from the mailing thereof to the other party at the address set forth below or to such other address as either party may specify in a written notice to other party:

                   To Company:              AmBrew USA, Inc.
                                            One Galleria Blvd., Suite 1714
                                            Metairie, LA 70001
                                            Telephone:  (504) 849-2739
                                            Fax: (504) 849-2782
                                            Attn:  Steve Armstrong
                                                   James Ake

                   To Brewery:              Dixie Brewing Company, Inc.
                                            2537 Tulane Avenue
                                            New Orleans, LA 70119
                                            Telephone:  (504) 822-8711
                                            Fax:  (504) 827-0410
                                            Attn:  Joseph M. Bruno
                                                   Kendra E. Bruno

J. ATTORNEY'S FEES: In any dispute or controversy in contract or tort or otherwise arising in any way under this Agreement or the relationship of such parties created by the Agreement, and/or where any provision of this Agreement is validly asserted as a defense, the successful party shall be entitled to recover costs (including reasonable attorneys' fees) in addition to any other available remedy. The terms of this paragraph shall survive the termination of this Agreement.

K. SEVERABILITY: If any term, provision, covenant or condition of this Agreement or the application thereof is held to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby, and each remaining term, provision, covenant or condition of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

L. ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, understanding, negotiations and discussions, whether oral or written, of parties and there are no general or specific warranties, representations or other agreements by or among the parties in connection with the entering into of this Agreement or the subject matter hereof except as specifically set forth herein.

M. FURTHER ASSISTANCE: The parties hereto and each of them do hereby covenant and agree to do such things and execute such further documents, agreements and assurances as may be necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with their true intent.

N. AMENDMENTS: This agreement may be altered or amended in any of its provisions when any such changes are reduced to writing and signed by the parties hereto but not otherwise.

0. WAIVER: Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder unless specified herein.

P. HEADINGS: The headings in this Agreement have been inserted for reference and as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision hereof.

Q. ASSIGNMENT: No assignment of this Agreement or any right accruing hereunder shall be made, in whole or in part, by either party without the prior written consent of the other.

R. COUNTERPARTS: This Agreement may be signed in any number of counterparts, each of which shall be original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

S. THIRD PARTY BENEFICIARIES: The parties to this Agreement do not intend (either expressly or by implication) to confer any rights and/or benefits upon any third parties by virtue of this Agreement and/or any rights, duties, and/or obligations arising thereunder.

T. SUCCESSORS AND ASSIGNS: The terms of this Agreement are binding upon Brewery and Company as well as, to the extent allowed by this Agreement, each of their respective successors, heirs and assigns.

Q. The parties agree that this Agreement shall not be construed as a wholesale distribution arrangement, but as a marketing agency relationship. The purposes of requiring Company to purchase Products from Brewery are to assure a level stream of revenues to Brewery, to provide a minimum guaranteed level of revenues to Brewery, and to facilitate the resale of Products to Brewery's existing wholesalers through the use of Company as a marketing agent of Brewery. Nothing in this Agreement shall in any way confer upon Company any exclusive or non-exclusive right as a wholesaler or distributor under the laws of any state, nor shall this Agreement in any way affect, impair or modify the rights of the Brewery's existing wholesalers and distributors under any agreement or letter of appointment to which Brewery is a party. Nothing in this Agreement shall be construed to impose on Brewery any obligation as a supplier of beer or malt beverages under any state law regulating the business relations between suppliers and wholesalers of beer or malt beverages, including without limitation such state laws which impose notice, good faith, or good cause or similar requirements for termination, amendment, modification, discontinuance, forced resignation, cancellation, or non-renewal of wholesaler agreements.

R. American Craft Brewing International, Ltd. hereby intervenes into this Agreement and expressly guarantees the Company's performance of all of Company's obligations to Brewery under this Agreement.

S. Notwithstanding anything herein to the contrary, if Brewery receives a bona fide offer to purchase any or all of its assets, and Brewery desires to sell such assets pursuant to such offer, then it shall notify Company and shall provide Company with a copy of such offer, the identity of the offeror (including such offeror's beneficial owners and such other information as Company may request, and as is readily available to Brewery, to substantiate the offeror's ability to consummate the proposed transaction. Failure of Brewery to promptly provide such information results in the tolling of the thirty day period referred to in the next sentence until such reasonably requested information is provided to Company. For a period of thirty days following the giving of such notice referenced above, Company has the option to acquire any or all of the Brewery assets on the same terms and conditions as set forth in the offer. If Brewery desires to sell the brewery, Brewery shall first notify Company.

IN WITNESS WHEREOF the parties have executed this Agreement through their duly authorized officers, effective on the day and year first above written.


ATTEST:                                DIXIE BREWING COMPANY, INC.


/s/ Kendra Bruno                       By: /s/ Joe M. Bruno
___________________________               ______________________________
Secretary                                 Its:  Chairman


ATTEST:                                AMBREW USA, INC.


/s/ James L. Ake                       By: /s/ James L. Ake
___________________________               ______________________________
Secretary                                 Its:  President


                                       By: /s/ Stephen Armstrong
                                          ______________________________
                                          Its:  Vice-President


ATTEST:                                AMERICAN CRAFT BREWING INTL., LTD.


/s/ James L. Ake                       By: /s/ James L. Ake
___________________________               ______________________________
Secretary                                 Its: Executive Vice President

                                   EXHIBIT A


Dixie Beer

Dixie Amber Light Beer

Dixie Blackened Voodoo Lager Beer

Dixie Jazz Amber Light

Dixie Crimson Voodoo Ale

Dixie White Moose